Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:

Greg A. Gadel, Executive Vice President,

Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES PRELIMINARY FISCAL 2004 FOURTH

QUARTER COMPARABLE RESTAURANT SALES RESULTS

MINNEAPOLIS (Jan. 6, 2005) BUCA, Inc. (NASDAQ: BUCA) today announced that it produced positive comparable restaurant sales in the fourth quarter of fiscal 2004 at both its Buca di Beppo and Vinny T’s of Boston concepts.

Wallace B. Doolin, CEO, President and Chairman, stated, “We are pleased to report that our BUCA, Inc. comparable restaurant sales increased approximately 3% at our Buca di Beppo concept and increased under 1% at our Vinny T’s of Boston concept for the 13 weeks ended December 26, 2004. Consolidated BUCA, Inc. comparable restaurant sales increased just under 3%. The increase in comparable restaurant sales at both concepts was entirely the result of an increase in guest visits.

“We remain focused on our top priority of producing positive comparable restaurant sales on a consistent basis. We are happy with the progress that we have made and we believe that by maintaining the focus on our initiatives, we will continue to generate positive comparable restaurant sales in fiscal 2005.

“Key initiatives for 2005 include building brand awareness and improving guest visit frequency through the continuation of our national print advertising campaign, Buca Small menu and our new “Buca eClub” Internet marketing program. These will work in conjunction with our new “Points of Difference” service program that we believe will produce a consistently higher level of guest satisfaction. Finally, we will also focus on the development of our family members and management to increase their knowledge and accountability.

“As previously reported, due to the continued operating losses generated by our Buca di Beppo restaurant in Jenkintown, PA, we made the decision to close the restaurant effective November 1, 2004. Due to this closure, we expect to incur a lease termination charge of approximately $500,000 during the fourth quarter related to our expected future costs to exit this location. In addition to this charge, as previously reported, we also recorded a non-cash charge in the fourth quarter in the amount of approximately $1.2 million for the early extinguishment of debt related to our new credit facility that we closed on November 15. During the fourth quarter of fiscal 2004, we also incurred approximately $300,000 in costs related to the senior management transition and approximately $300,000 in a charge related to the contractual termination of the consulting and non-compete agreement with the former owner of Vinny T’s of Boston. Due to these various mitigating factors, we expect to generate a net loss for the fourth quarter of fiscal 2004. We expect to report full results for the fourth quarter of fiscal 2004 by mid-February.

“We expect that our comparable restaurant sales will be positive at Buca di Beppo during the first quarter of fiscal 2005 and that our comparable restaurant sales at Vinny T’s of Boston will be flat to slightly negative during the same period. Despite our projected improved comparable restaurant sales, we expect to generate a net loss in the first quarter of fiscal 2005.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 106 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected impact of the company’s key initiatives on comparable restaurant sales; the expected lease termination costs; the expected comparable restaurant sales for the first quarter of fiscal 2005 and the expected net loss for the fourth quarter of fiscal 2004 and the first quarter of fiscal 2005.

The actual impact of the company’s key initiatives on comparable restaurant sales could be affected by the effectiveness of the company’s media efforts to build brand awareness, the effectiveness of the company’s national print advertising campaign, Buca Small menu, new Buca eClub Internet marketing program and new Point of Difference service program to improve guest visit frequency, results achieved in the test markets, and changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Lease termination costs could be higher or lower than projected based upon negotiations with the Jenkintown Buca di Beppo landlord and other expenses associated with terminating this lease. Net loss and comparable restaurant sales in the fourth quarter of fiscal 2004 and first quarter of fiscal 2005 could be affected by the effectiveness of the company’s key initiatives, and changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Net loss could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.